Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-11 of our report dated March 29, 2005 on the consolidated financial statements of Hines Real Estate Investment Trust, Inc. and subsidiary as of December 31, 2004 and 2003, and for the year ended December 31, 2004 and for the period from August 5, 2003 to December 31, 2003 and our report dated March 29, 2005 on the consolidated financial statements of Hines-Sumisei U.S. Core Office Fund, L.P. and subsidiaries as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and for the period from August 8, 2003 to December 31, 2003, appearing in the Prospectus, which is a part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
December 2, 2005